Exhibit 10.1

MODIFICATION NO. 5 TO

LOAN AND SECURITY AGREEMENT

This Fifth Modification No. 5 to Loan and Security Agreement (this “Fifth Modification”) is entered into as of January 31, 2020 (the “Fifth Modification Effective Date”), by and between Partners for Growth V, L.P. (“PFG”), Giga-tronics Incorporated, a California corporation, and Microsource, Inc., a California corporation (individually and collectively, jointly and severally, “Borrower”). Capitalized terms used but not defined in this Fifth Modification shall have the meanings given them in the Loan Agreement.

Recitals

WHEREAS, PFG and Borrower entered into that certain Loan and Security Agreement dated as of April 27, 2017 (as amended by that certain Waiver and Modification No. 1 to Loan and Security Agreement entered into on March 26, 2018 (the “First Modification”, that certain Modification No. 2 to Loan and Security Agreement dated as of December 12, 2018 (the “Second Modification”, that certain Modification No. 3 to Loan and Security Agreement dated as of March 11, 2019 (the “Third Modification”), and that certain Modification No. 4 to Loan and Security Agreement dated as of July 2, 2019 (the “Forth Modification”, and together with the First Modification, Second Modification and Third Modification, the “Prior Modifications”), and as otherwise amended or restated, the “Loan Agreement”) and certain other Security Documents (as defined below), pursuant to which PFG has made available to Borrower the original principal amount of $1,500,000, $825,000 of which is outstanding on the Fifth Modification Effective Date, prior to giving effect to a principal payment in the amount of $75,000 due on February 1, 2020;

WHEREAS, the parties desire to modify and update the financial covenants set forth in the Loan Agreement to reflect Borrower’s new Plan;

WHEREAS, Borrower is in default under the Loan Agreement for its failure to comply with the Minimum Revenues financial covenant set forth in Section 5 of the Schedule for the measurement period ending December 31, 2019 (the “Current Default”) and would, but for the modification of the financial covenants set forth in this Fifth Modification, be in default of the financial covenants for the period ending March 31, 2020 (the “Anticipated Default” and, collectively with the Current Default, the “Specified Defaults”) and;

WHEREAS PFG and Borrower mutually desire to waive the Current Default and amend the financial covenants under the Loan Agreement, inter alia to moot the Anticipated Default;

NOW, THEREFORE, in consideration of the foregoing recitals (incorporated by reference herein) and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Agreement

1.     EFFECTIVENESS. The Loan Agreement modifications, terms and agreements made in this Fifth Modification shall become effective on the Fifth Modification Effective Date, notwithstanding that certain conditions set forth in Section 7 hereof may be conditions to be satisfied subsequent to the Fifth Modification Effective Date.

2.     DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral, as described in the Loan Agreement, in that certain Intellectual Property Security Agreement and related Collateral Agreements and Notices of even date with the Loan Agreement (the “IPSA”) and the other Loan Documents entered into on the dates of the Loan Agreement and the Loan Agreement. The above-described security documents, together with all other documents securing and/or perfecting security interests in the repayment of the Obligations, shall be referred to herein as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations are referred to as the “Existing Loan Documents”.

3.     DESCRIPTION OF CHANGES IN TERMS. Effective automatically upon the Modification Effective Date:

(a)     Definitions. The definition of “Plan” set forth in Section 7 of the Loan Agreement is amended to read as follows (with quotation marks and special formatting for convenience of reading only):

“ “Plan” means Borrower’s Board-approved financial plan as delivered to PFG on Jan 22, 2020 in Excel format in the file entitled “PFG FORECAST FY21.xlsx” for the period April 1, 2020 through March 30, 2021.”

(b)     Schedule Restatement. The Schedule is amended and restated to read in their entirety as set forth in Exhibit A to this Fifth Modification.

(c)     Compliance Certificate. The Compliance Certificate is amended and restated in the form set forth in Exhibit B.

4.     ACKNOWLEDGMENT OF SPECIFIED DEFAULTS; CONDITIONAL WAIVER. Borrower acknowledges that it is currently in default under the Loan Agreement due to the Specified Defaults. If no Default or Event of Default has occurred and is continuing under the Loan Agreement, other than the Specified Defaults and Borrower timely satisfies the conditions set forth in Section 7 hereof, PFG shall be deemed to have forever waived the Specified Defaults. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Fifth Modification shall be deemed or otherwise construed as a waiver by PFG of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. The waiver of Specified Defaults set forth in this Fifth Modification shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement, the Existing Loan Documents or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date, subject to this Fifth Modification. The Loan Agreement, as amended, shall continue in full force and effect.

5.     CONTINUING VALIDITY. Borrower understands and agrees that in conditionally modifying the existing Obligations, PFG is relying upon Borrower's representations, warranties and agreements as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Fifth Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect. PFG's agreement to modify the existing Obligations in no way shall obligate PFG to give any future consents or waivers or make any future modifications to the Obligations. Nothing in this Fifth Modification shall constitute a satisfaction of the Obligations or a waiver of any Default or Event of Default under the Existing Loan Documents. It is the intention of PFG and Borrower to retain as liable parties all makers and endorsers, if any, of the Existing Loan Documents, unless the party is expressly released by PFG in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Fifth Modification. The terms of this paragraph apply not only to this Fifth Modification, but also to all subsequent loan modification agreements.

6.     Borrower’s Representations And Warranties. Borrower represents and warrants that:

(a)     immediately upon giving effect to this Fifth Modification (i) the representations and warranties contained in the Existing Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent qualified in the updated Representations deliverable to PFG on or before the Fifth Modification Effective Date), and (ii) no Event of Default (other than the Specified Defaults) has occurred and is continuing;

(b)     Borrower has the corporate power and authority to execute and deliver this Fifth Modification and to perform its obligations under the Existing Loan Documents, in each case as contemplated by this Fifth Modification;

(c)     the Constitutional Documents of Borrower delivered to PFG remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)     this Fifth Modification has been duly authorized, executed and delivered by Borrower and (i) constitutes the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; (ii) does not conflict with any law or regulation or judgment or the Constitutional Documents of Borrower, or any agreement or document to which Borrower is a party or which is binding upon it or any of this assets; and (iii) does not require any authorization, approval, consent (including stockholder or member consent) of any Person, or any license or registration in any jurisdiction, for its lawful authorization, execution, performance, validity or enforceability, except to the extent such authorization, approval, consent (including stockholder or member consent) of any Person, license or registration is secured on or prior to the Fifth Modification Effective Date and provided to PFG;

(e)     as of the date hereof, with Knowledge that PFG is relying on Borrower’s representations and warranties herein (including the Representations) as a basis for entering into this Fifth Modification at Borrower’s request, Borrower has no defenses against its obligation to repay the Obligations and it has no claims of any kind against PFG. Borrower acknowledges that PFG has acted in good faith and has conducted its relationship with Borrower in a commercially reasonable manner, including in connection with this Fifth Modification and in connection with the Existing Loan Documents;

(f)     with respect to any Loan Documents binding upon a Person not party to this Fifth Modification, each such Person has been apprised of this Fifth Modification, has consented to Borrower’s execution and delivery of this Fifth Modification and, to the extent not executed concurrently with this Fifth Modification (or as a condition subsequent hereto), has agreed if so requested by PFG to promptly execute and deliver to PFG a reaffirmation of its obligations under any Existing Loan Documents to which it is a party or is bound;

(g)     the IPSA and associated Collateral Agreements and Notices disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property (as defined in said IP Security Agreement) or Borrower has included revised and updated Intellectual Property schedules as part of an update to the Representations required in Section 7(e) of this Fifth Modification and as part of the Intellectual Property and Domain Rights update and, as required, the Reaffirmation of IPSA under Section 7(f) of this Fifth Modification;

(h)     Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Representations dated as of the Fifth Modification Effective Date;

(i)     as of the Fifth Modification Effective Date, Borrower has not asserted any commercial tort claims against any Person and has no Knowledge of any basis for so doing; and

(j)     Except as expressly stated in this Fifth Modification, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Fifth Modification, (ii) Borrower has made such investigation of the facts pertaining to this Fifth Modification and all of the matters appertaining thereto, as it deems necessary, and (iii) the terms of this Fifth Modification are contractual and not a mere recital.

Borrower understands and acknowledges that PFG is entering into this Fifth Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

7.      CONDITIONS. The effectiveness of this Fifth Modification is conditioned upon satisfaction of each of the following, with the consequence of a failure to meet the following conditions as set forth in the proviso at the end of this Section 7:

(a)     Execution and Delivery. Borrower shall have duly executed and delivered to PFG a counterpart of this Fifth Modification and such other documents and instruments as are otherwise required in this Section 7.

(b)     Constitutional and Authority Documents. Applicable only to the extent the same may have been modified or superseded or are no longer accurate since the date of the Loan Agreement, PFG shall have received copies, certified by a duly authorized officer of Borrower, to be true and complete as of the Fifth Modification Effective Date, of each of (i) the governing documents of Borrower as in effect on the date hereof, and (ii) any necessary resolutions of Borrower authorizing the execution and delivery of this Fifth Modification, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower.

(c)     Modification Fee. Borrower shall pay PFG a fee in consideration of this Fifth Modification in the amount of $16,500, fully-earned on the Fifth Modification Effective Date and due within two (2) Business Days following the Fifth Modification Effective Date.

(d)     Lender Expenses. Borrower shall have paid, upon PFG invoice, all unpaid fees and Lender Expenses incurred pursuant to or in connection with this Fifth Modification.

(e)     Updates to Representations. Borrower shall have concurrently delivered an update to the Representations as last delivered to PFG, with the information and disclosures contained therein true, correct, accurate and complete as of the Fifth Modification Effective Date, appended hereto as Exhibit C.

(f)     IPSA Update / Reaffirmation. To the extent that Borrower has created, acquired or amended any Intellectual Property or Domain Rights or made application with any Governmental Body in relation thereto since the date of the First Modification, Borrower shall disclose such created, acquired or amended Intellectual Property and/or Domain Rights in Exhibit D (which if left blank shall constitute that no such acquired, new or amended IP is applicable) and shall promptly execute and deliver supplemental Collateral Agreements and Notices in respect of the same in substantially the same form as those appended to the Intellectual Property Security Agreement delivered on the original Effective Date of the Loan Agreement.

Any failure to timely satisfy any of the foregoing conditions shall constitute an immediate Event of Default under the Loan Agreement.

8.     CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary or appropriate to reflect the modifications and other transactions contemplated by this Fifth Modification.

9.     RATIFICATION OF EXISTING LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Existing Loan Documents and all security and other collateral granted to PFG thereunder, and confirms that the Indebtedness secured thereby includes, without limitation, the Obligations.

10.     Further Assurances. Borrower agrees to execute such further documents and instruments and to take such further actions as PFG may request in its good faith business judgment to carry out the purposes and intent of this Fifth Modification.

11.     ADVICE OF COUNSEL. PFG and Borrower have prepared this Agreement and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by PFG and Borrower and shall not be construed against either PFG or Borrower.

12.     ILLEGALITY OR UNENFORCEABILITY. Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

13.     INTEGRATION; CONSTRUCTION; ETC. This Fifth Modification, the Prior Modifications (to the extent not inconsistent with the terms hereof), the Loan Agreement and the Existing Loan Documents (as modified) and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Fifth Modification; provided, however, that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The quotation marks around modified clauses set forth herein and any differing font styles in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Fifth Modification. This Fifth Modification is subject to the General Provisions of Section 8 of the Loan Agreement. The Existing Loan Documents are hereby amended wherever necessary to reflect the modifications set forth in this Fifth Modification. The Recitals are incorporated herein by reference.

14.     Governing Law; Venue. THIS FIFTH MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California, in connection with any proceeding or dispute arising in connection herewith.

[Signature Page Follows]

PFG	BORROWER
Partners for Growth V, L.P. By: Name: Phil Lawson, Manager Title: Partners for Growth V, LLC, its General Partner

GIGA-TRONICS INCORPORATED

By: ______________________________

Name: ____________________________

Title: _____________________________

MICROSOURCE, INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

Modification No. 5 to Loan and Security Agreement Signature Page

EXHIBIT A TO FIFTH MODIFICATION

Partners For Growth

Schedule to

Loan and Security Agreement

Borrower:	Giga-tronics Incorporated, a California corporation
Address:	5990 Gleason Dr, Dublin, CA 94568

Borrower:	Microsource, Inc., a California corporation
Address:	5990 Gleason Dr, Dublin, CA 94568

Date:     Fifth Modification

Effective	Date: January 31, 2020

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH V, L.P., as this Schedule is amended and restated as of the Fifth Modification Effective Date referenced above.

1. LOAN (Section 1.1):

The Loan:	The Loan consists of a term loan in the amount of $825,000 (prior to the making of the principal payment scheduled on February 1, 2020 as specified under “Repayment”, below), all of which has previously been disbursed and is outstanding and unpaid on the Fifth Modification Effective Date.

Repayment:	Borrower shall make a principal payment in the amount of $75,000 on February 1, 2020 and, commencing with a principal payment due March 1, 2020, shall make monthly principal payments on the first day of each calendar month in the amount of $57,700 each, together in each case plus any and all accrued and unpaid interest (other than Deferred Interest (as defined below)), until the Maturity Date, on which date the entire unpaid principal balance of the Loan, any unpaid fees and costs and any and all accrued and unpaid monetary Obligations shall be paid.

Prepayment:	The principal amount of the Loan may be prepaid in whole in part at any time without fee or penalty, provided that prepaid principal may not be reborrowed.

Partners for Growth V, L.P.	Schedule to Loan and Security Agreement

2. Interest.

Interest Rate and Payment (Section 1.2):

Effective February 1, 2020, the Loan shall bear interest at an aggregate per annum rate equal to 16% per annum, fixed, which shall be comprised of Cash Interest (as defined below) reflecting a 9.5% per annum rate and Deferred Interest (as defined below) reflecting a 6.5% per annum rate, payable as follows:

Cash Interest. Borrower shall pay monthly interest payments in cash (“Cash Interest”) as specified in Section 1.2 of the Loan Agreement on the unpaid principal amount of the Loan outstanding from time to time in an amount reflecting an interest rate of 9.5% per annum.

Deferred Interest. In addition to Cash Interest, interest shall accrue on the unpaid principal amount of the Loan outstanding from time to time and not be payable in cash on a current monthly basis as contemplated in Section 1.2 of the Loan Agreement (such accrued and unpaid interest, “Deferred Interest”) at an interest rate of 6.5% per annum, which Deferred Interest shall be due and payable at the Maturity Date or such earlier date as principal Obligations are repaid or otherwise due and payable.

3. Fees (Section 1.3):

Back-End Fee:	$100,000, due and payable upon the Maturity Date or such earlier date as principal Obligations are repaid or otherwise due and payable.

4.  Maturity Date

(Section 5.1):	March 1, 2021.

5.  Financial Covenants

(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

(a) Minimum TNW:

Effective at all times but measured on the last day of each calendar month on a consolidated basis with its Subsidiaries and reported monthly, Borrower shall maintain Tangible Net Worth of not less than $3,000,000.

Partners for Growth V, L.P.	Schedule to Loan and Security Agreement

(b) Minimum Revenues:

On a consolidated basis with its Subsidiaries and measured quarterly as of the last day of each calendar quarter, Borrower shall maintain Revenues (as defined in clause (c), below, but determined under ASC-606) on a cumulative basis of not less than the minimum thresholds set forth below for the corresponding periods:

Quarterly Period End	Threshold	Months in Calc.
March 31, 2020	$11,000,000	12
June 30, 2020	$ 3,150,000	3
September 30, 2020	$ 6,200,000	6
December 31, 2020	$11,000,000	9
March 31, 2021	$15,000,000	12

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean Total Assets less Total Liabilities, determined in accordance with GAAP. In determining Tangible Net Worth, the following adjustments may be made: (i) the amount of a material one-time adjustment to Inventory required by Borrower’s auditors due to obsolescence or similar causes may be added back to Total Assets; and (ii) any material charge required by Borrower’s auditors to be taken for non-cash stock compensation that adversely affects Tangible Net Worth may be added or subtracted, as the case may be, in the calculation of Tangible Net Worth. A “one-time” adjustment would not include a monthly, quarterly or annually-recurring adjustment. The term “material” as used above means an adjustment that would be required to be disclosed in an annual or quarterly filing (10K or 10Q) with the Securities and Exchange Commission.

“Total Assets” is on any day, the total assets, tangible and intangible of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Revenues” means receipts from customers in the ordinary course of business for the sale of goods and services and required to be recognized as revenues in accordance with GAAP, net of discounts and refunds. For purposes of the foregoing definition, if Borrower (with the consent of PFG) sells (or acquires) a revenue-generating entity, business unit or product line, the parties shall equitably adjust the Revenue thresholds set forth above to reflect the loss of (or accretive gain in) the associated Revenues generated by such entity, business unit or product line.

Partners for Growth V, L.P.	Schedule to Loan and Security Agreement

6.  Reporting.

      (Section 4.4):

Borrower shall provide PFG with the following; provided, however, at any time, from time to time, on a permanent or temporal basis, PFG shall have the right to require Borrower to redact any information (or categories of information) that might constitute material non-public information under SEC rules and regulations, such requirement to be notified by PFG in writing to Borrower:

(d)	Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and held check registers, if any, within 30 days after the end of each month.

(e)	Monthly unaudited consolidated and consolidating Financial Statements, as soon as available, and in any event within 30 days after the end of each month.

(f)

Monthly Compliance Certificates within 30 days after the end of each month and at each Loan request, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month or as at such date of Loan request Borrower was in compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Schedule and such other information as PFG shall reasonably request.

(g)

Updates to the Representations, as and when required to render the information therein true, correct, accurate and complete as of the date of such date: (i) in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g), which must be true and correct in all material respects) and Part B, Section 11, and (ii) in all material respects with respect to all other sections of the Representations Letter.

(h)	Annual Borrower Board-approved Budgets and Forecasts, within the earlier of thirty (30) days of approval by Borrower’s Board or when available.

(i)

Annual consolidated and consolidating Financial Statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to PFG. If Borrower is required to file and is current in its filings of Form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

Partners for Growth V, L.P.	Schedule to Loan and Security Agreement

(j)	Copies of all reports and statements provided by Borrower to the Senior Lender.

(k)	Such other reports and statements as PFG may reasonably request from time to time.

7.  Borrower Information:

Borrower represents and warrants that the information set forth in the Representations and Warranties of Borrower dated as of the Fifth Modification Effective Date (the “Representations”) is true, correct, accurate and complete as of such date.

8. ADDITIONAL PROVISIONS

(a)	Senior Lender.

(1)

Senior Lender. As used herein, “Senior Lender” means Western Alliance Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)

Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender, other than Non-Overdue Senior Monetary Obligations, to exceed $2,500,000 at any time outstanding (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower. Any increase in the Senior Debt Limit shall be at PFG’s sole discretion.

(3)

Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

Partners for Growth V, L.P.	Schedule to Loan and Security Agreement

(b)

Collateral Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Collateral Accounts are maintained to enter into Control Agreements with PFG, in form and substance legally sufficient and otherwise reasonably satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Collateral Accounts, subject to the security interest of the Senior Lender. Said Control Agreements shall permit PFG, upon a Default or an Event of Default and for so long as such Default or Event of Default is continuing, to exercise exclusive control over said Collateral Accounts and proceeds thereof (subject to the rights of the Senior Lender). As a continuing obligation, all primary operating accounts and excess Cash of Borrower shall be maintained with the Senior Lender and its affiliates.

(c)

Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Lien of PFG in respect of and prior payment of Obligations. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Appendix I hereto. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

[Signature Page Follows]

Borrower:

GIGA-TRONICS INCORPORATED

By /s/ John R. Regazzi________________

Chief Executive Officer

By /s/ Lutz P. Henckels________________

Chief Financial Officer or Secretary

MICROSOURCE, INC.

By /s/ John R. Regazzi_______________

           Chief Executive Officer

By__/s/ Lutz P. Henckels_____________

Chief Financial Officer or Secretary

PFG: PARTNERS FOR GROWTH V, L.P. By____/s/ Philip Lawson _________________ Name: Philip Lawson______________________ Title: Manager, Partners for Growth V, LLC Its General Partner

- Signature Page to Schedule to Loan and Security Agreement -

APPENDIX I

Additional “Inside Indebtedness” -

EXHIBIT B

RESTATED COMPLIANCE CERTIFICATE

EXHIBIT C

REPRESENTATIONS

EXHIBIT D

IPSA UPDATES (if any)

Trademarks

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Patents

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Copyrights

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Domains

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